KEVIN J. PIKERO& ASSOCIATES, INC.

CERTIFIED PUBLIC ACCOUNTANT

Exhibit 17.2

February 27, 2012

Richard Bachman

Chief Executive Officer

Mustang Geothermal, Corp.

10580 N. McCarran Blvd., #115-208

Reno, NV  89503

Dear Mr. Bachman,

I am in agreement with the statements made in the Company’s 8-K regarding my resignation as Chief Financial Officer effective February 24, 2012.

Sincerely,

/s/ Kevin J. Pikero

Kevin J. Pikero

235 WEST PUEBLO STREET • RENO, NV • 89509

PHONE: (775) 746-2900 • FAX: (775) 825-8829